DEVELOPMENT AGREEMENT

                       This Agreement is entered into as of the 15th day of November, 1991, by and between H.F. Properties, Ltd., a California corporation ("Owner"), a wholly-owned subsidiary of Homestead Financial Corporation, a Delaware corporation; and Westco Marina, Inc., a California corporation ("Developer"), with reference to, and in reliance upon, the following facts and circumstances:

                              Recitals

          A. Owner's parent corporation owns certain real property located in San Leandro, California, more particularly described in Exhibit A hereto, incorporated herein by this reference ("Property"). Owner has arranged to acquire the Property and has committed to do so.

          B. The principals of Developer are experienced in the development of single family housing.

          C. Owner desires to retain the services of Developer to provide management and supervision to Owner in developing the Property into a single family housing development (the "Project") in San
Leandro, California and in selling the homes constructed in the Project.

          NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other valuable consideration the receipt and sufficiency of which are acknowledged, owner and Developer agree as follows:

                        Terms and Conditions

          Section 1. Definitions. The following definitions shall prevail wherever used in this Agreement:

          1.1 Achievement Date means any date provided for in this Agreement or in the Business Plan for achievement of any specific item.

          1.2 Authorized Persons shall mean the persons authorized under Section 21 hereof to act on behalf of Owner or Developer.

          1.3 Business Plan shall mean the schedules and explanatory notes attached hereto, marked Exhibit B and incorporated herein by reference thereto, as the same may be amended from time to time. The Business Plan shall have the import and effect provided for herein.

         1.4 Force Majeure event shall be an act of God, riot, strikes, boycotts or other labor disturbances, insurrection, inclement weather beyond that customarily experienced, inability to obtain labor or materials or other elements essential to the work due to governmental restriction or order, or inability to perform any element of the Business Plan due to governmental action, moratorium or regulatory order.

          1.5 Homes shall mean the single family dwellings to be constructed pursuant to the Business Plan.

          1.6 Management Fee shall mean the fee payable to Developer pursuant to Section 10.1 hereof.

          1.7 Net Profit Share shall mean the fee payable to Developer pursuant to Section 10.2 hereof.

          1.8 Project means the Property and the on-site and off-site improvements to be constructed in accordance with the Business Plan, constituting a single family, detached housing development known as Marina Vista and located in San Leandro, California.

          1.9 Project Documents shall consist of this Agreement, all exhibits, schedules and attachments, and all plans, drawings, specifications, and manuals pertaining to the Project.

          1.10 Project Loan shall mean any construction financing arranged pursuant to this Agreement.

          Section 2. Purpose and Scope of Agreement. The purpose and scope of this Agreement shall be for Developer to provide the services necessary to develop the Property into 249 Homes, to sell the Homes and to be compensated for such services subject to all of the terms, covenants and conditions stated herein. Both parties have defined their goals and expectations in terms of the Business Plan, (as the same may be revised from time to time), to be used as a guideline and standard of performance hereunder.

           Section 3. Term. This Agreement shall be effective as of the date first written above, and shall continue until the first to occur of the following:

               (A) All of the Homes have been conveyed, a final accounting of profits and losses has been completed, and all compensation due Developer has been paid; or

               (B) This Agreement is terminated pursuant to the terms hereof.

          Section 4. Contract for Services. owner retains the services of Developer as an independent contractor to provide management and supervision to owner in developing the Project and to construct and sell the Homes, and Developer agrees to perform such services pursuant to the terms and conditions stated in the Project Documents. Developer shall be the developer, general contractor, and sales broker for the Project, as set forth herein.

          Section 5. Limited Agency. Developer shall be deemed the Owner's representative with limited agency authority for the specific purposes, and to the limited extent provided by this Agreement. As used herein, the term "as Owner's representative" shall be deemed to require that all relevant authorized agreements shall be entered into in Owner's name, except for subcontracts under the Construction Contract or as otherwise agreed by Owner, and that all relevant documents including subcontracts shall have the prior written approval of Owner before execution.


          Section 6. Developer's Responsibilities.

          6.1 General. Developer shall devote such time, effort and skill as may be necessary for the efficient and successful conduct and completion of the Project as expeditiously as economic conditions permit and will observe the highest standards of business integrity in performing all of its obligations and responsibilities hereunder. Unless otherwise specifically provided in this Agreement, or agreed to in writing by the parties hereto, such responsibilities shall include, but shall not be limited to, Developer's performance of the duties and responsibilities of a construction manager, real property subdivider, developer, manager of marketing, broker, and all other functions and activities normally performed by a person as if he were an owner, builder, developer and broker of the Property and the Homes. In addition to the above responsibilities, Developer has the obligation and responsibility to assure that all responsibilities and obligations of the general contractor for the Project are carried out. In performing its responsibilities, Developer shall maintain requisite staff and facilities to accomplish these purposes. Developer may not delegate the performance of any of the above to any other person or entity regardless of whether such person or entity is affiliated with Developer, without the prior written consent of Owner, which may be given or withheld by Owner in its sole and absolute discretion. Developer acknowledges that Owner is entering into this Agreement in reliance on the abilities and experience of Developer.

          6.2 Scope of Development. The completed Project is initially planned to consist of 249 Homes and all on-site and off-site improvements described in the Business Plan, as the same may be revised from time to time as provided herein.

          6.3 Schedule of Development. Development of the Project shall proceed in accordance with the Business Plan, revised from time to time as provided herein.

          6.4 Business Plan Controls Development. The Business Plan establishes the various Achievement Dates, the timing of the Project development, projected cost to be incurred, income to be derived and a projection of cash flow. It presupposes development phasing and commencement of subsequent phases based upon performance with respect to the next preceding phase. For example (but not by way of limitation), subsequent phases shall not be commenced unless earlier phases have been developed on a schedule commensurate with projection so that the parties have realized the minimum or greater return that they have contemplated from such phase. Developer shall utilize his best efforts and skill to attain or exceed the goals of the Business Plan. So long as Developer is attaining said goals (with deviations caused by Force Majeure events or Owner's default excused), Owner shall provide such assistance and support and cooperation as may reasonably be necessary to facilitate achievement of the Business Plan and shall provide Developer with such authority as may reasonably be required to achieve those ends consistent with the terms of this Agreement. Developer shall promptly notify owner whenever Developer determines that, in its good faith opinion, the goals of the Business Plan cannot be achieved whether the interfering event is of regulatory, market or cost origin. There shall be no amendment of or departure from the Business Plan without the prior written consent of owner.

          6.5 Services to be Performed by Developer. Developer shall perform the following services in connection with the Project, in accordance with the Project Documents:

               (A) Development Entitlements. Developer shall apply for, pursue, and use its best efforts to obtain all approvals, subdivision maps, permits, and utility extensions and hook-ups required for all demolition, grading, and construction of all improvements and sale of Homes that will occur in connection with the Project. Developer shall be responsible for determining the permit, approval, and other development requirements of all governmental agencies, other authorities, and utilities having jurisdiction over the Property and the Project.

               (B) Business Plan Amendments. Developer shall prepare and submit to owner for its approval, all Business Plan amendments and refinements deemed necessary or desirable by Developer to carry out the development objectives of the parties.

               (C) Construction Financing. Developer shall use its best efforts, with Owner's cooperation and assistance as provided in section 7.4, to arrange construction financing in connection with the Project, and shall present to owner the construction loan arrangements available to owner. Subject to Owner's direction and written approval, Developer shall negotiate on owner's behalf as necessary, and shall make appropriate arrangements to finalize the construction financing to be obtained by owner. Provisions for disbursement of Project Loan proceeds shall be subject to owner's approval.

               (D) Grading Plans. The grading plans for the Project shall be prepared by a qualified engineer. Developer shall cause to be prepared and submitted to Owner for its written approval, preliminary and final grading plans for the Project, within a schedule consistent with the Business Plan.

               (E)  Site Clearance and Site Preparation.
Developer shall (i) complete any necessary demolition of existing improvements on the Property, if any, (ii) clear, grade, and prepare the Property for construction, and (iii) complete all off-site improvements, all in accordance with all grading permits and grading plans, and all plans, specifications, drawings, and permits applicable to the off-site improvements.

               (F) Construction Plans, Drawings and Related Documents. Developer shall prepare and submit to Owner for its review and written approval, within a schedule consistent with the Business Plan, construction plans, drawings and related documents for the development of the Homes. The construction plans, drawings and related documents shall be consistent with the Business Plan and all such documents shall immediately become the property of owner when paid for.

               (G) Construction of On-Site Improvements. Working in stages according to the Business Plan (as the same may be revised from time to time), Developer shall develop and construct the on-site improvements to the full extent required to carry out the Business Plan and in accordance with the approved plans and drawings and other Project Documents.

               (H) Sale of Homes. Developer shall develop and present to Owner for its review and written approval, a marketing and sales plan for the Homes. Developer shall oversee all marketing and sales activities in accordance with Owner's approved plan, and acting as broker shall use its best efforts to sell the Homes in a timely manner, on terms and conditions previously approved in writing by owner. After commencement of sales activity, Developer shall provide Owner with sales activity reports as part of the periodic reports to be provided by Developer to Owner pursuant to Section 6.6. All proceeds of all sales of the Property, either improved or unimproved, shall be deposited by the escrow company directly into a trust account of owner which is a segregated trust account used only for sales proceeds of the Project and said funds are held for disbursement in accordance with this Agreement and, to the extent specified herein, for the benefit of Developer.

               (1) Administration and Bookkeeping. Developer shall use its own business premises as the administrative headquarters for the Project. Developer shall be responsible for coordinating all activities involved in the development of the Project, and for maintaining field records pertaining to the Project. Developer shall maintain books of account for the Project, using the cash method of accounting on a calendar year basis.

          6.6 Reports By Developer. Developer shall have the following reporting responsibilities:

                (A) Books And Records. Developer shall maintain full and complete books and records with respect to all activities undertaken pursuant to the terms of this Agreement. The books and records shall be available for inspection by owner, Owner's representatives or its agents at reasonable times, during business hours and upon reasonable notice which shall not in any event be less than two (2) business days.

                (B) Periodic Report: Weissberg As CEO. So long as the provisions of Section 9.1(A) apply, Developer shall report to Weissberg no less often than once every two (2) weeks, said report to include a summary of events that have occurred up to the date of the report, notice of any event or condition that could affect achievement of the goals of the Business Plan (such as, for example but not by way of limitation, a reduction in obtainable prices or delay in sales suggesting a reduction in income, an overall increase in costs, the intervention of an event or condition that could threaten the right to proceed with development of some or all of the Project, etc.) and a summary of major decisions that require Weissberg's consideration or that will require that consideration in the near future. Developer's report shall include such documents and schedules as Developer and Weissberg may determine are required adequately to inform Weissberg and keep him abreast of relevant events and activities. No less often than once every month, Developer shall provide Weissberg with a journal of receipts and disbursements to show all cash activity in Project accounts for the preceding month.

                (C) Periodic Report: Weissberg No Longer CEO. if
Section 9.1(A) does not apply, Developer shall submit to Owner a report no less often than monthly, showing a schedule of costs incurred, revenues derived and steps undertaken to achieve the Business Plan over the preceding monthly period, with a narrative statement of material occurrences such as (by way of example but not limitation) procurement of approvals, letting of contracts, etc.).

                (D) Annual Reports. Developer shall cause to be prepared and submitted to owner an annual report not later than March 31 of each year, showing income and expense, cash flow, source and application of funds, a statement comparing actual results with the Business Plan and Project indebtedness prepared from the books and records maintained pursuant to Section 6.5(1) above and reviewed by a certified public accountant selected in the manner hereinafter provided.

          Section 7. Owner's Responsibilities. Owner shall have the following responsibilities:

          7.1 Commitment of Property. The Property shall be committed and made available for the development contemplated in the Business Plan with title in fee simple absolute, free and clear as required to carry out the purposes of the Business Plan. Each phase of the Project shall be in a condition to be surveyed and made the subject of a final subdivision map, and the condition of title of each phase of the Property shall be such as to support conventional construction financing in amounts sufficient to meet the requirements of the Business Plan. Notwithstanding anything else contained in this agreement, owner's maximum capital investment in the Project at any one time shall not exceed $10.5 million. In addition, the inability on the part of Owner to deliver clear title to all or any portion of the Property, due to an order or action by any governmental agency, authority or quasi-governmental authority, shall not constitute a breach of covenant hereunder but shall constitute a failure of condition suspending or terminating this Agreement with respect to the Property to which the order or action applies, the distinction between suspension and termination depending upon the nature of the order or action.

          7.2 Commitment Of Capital. Owner shall provide the capital required pursuant to the Business Plan, as amended from time to time, in accordance with the schedule therein stated.

          7.3 Further Assurances. Owner shall diligently provide such further assurances as may be required to effectuate and carry out the purposes hereof including, without limitation, execution of (i) such documents and instruments as may be required to present complete applications for permits and approvals and to perfect the same from time to time through recordation of public utility easements, final subdivision maps and subdivision improvement agreements, (ii) financing documents,
(iii) contracts for sale of completed Homes and grant deeds as required in connection with closing of such sales.


          7.4 Assistance In Procuring Financing. Owner shall provide good faith assistance in procuring financing required to be provided pursuant to the Business Plan at the times and on the terms required therein to be provided. Owner shall execute, acknowledge (where appropriate) and deliver such documents and instruments as may be required to consummate such financing including, but without limitation, promissory notes, deeds of trust, loan agreements and guarantees of lien-free completion of improvements to be constructed. Other than guarantees of lien free completion, owner shall not be required to provide any other guarantees in connection with procuring financing.

          7.5 Support For Applications, Etc. owner shall join in, provide support for and signatures on such applications, requests for approval and other matters as may reasonably be required in order to obtain the Project authorizations and approvals required for the Business Plan.

          7.6 Subdivision Bonds. Owner shall provide good faith assistance (including, but without limitation, execution of such documents as may be required) to procure subdivision bonds required as conditions to filing of final subdivision maps with respect to all or portions of the Project that are contemplated by the Business Plan.

          Section 8. Insurance.

         8.1 Initial Coverages. Developer shall cause all activities in which it will be engaged hereunder to be insured in a manner consistent with sound and prudent practice in the industry and with limits set by owner provided that such limits are reasonably obtainable. All such policies shall name Owner as an additional insured in the form appropriate for the type of coverage involved and shall provide that the policy cannot be cancelled without prior written notice to owner. Architects, engineers and other professionals and contractors providing labor and/or materials in connection with the work shall be required to provide such insurance as Owner may determine; provided, however, that no such insurance shall exceed the requirements of prudent industry practice.

          8.2 Additional Insurance. Developer shall use due diligence to determine the appropriate insurance coverage to be maintained during the life of the Project. If Developer has a reason to believe that the Project will give rise to any risks that may not be covered by the insurance policies in effect, Developer shall obtain such insurance, subject to owner's prior written approval as an additional Project cost. If Developer, after due investigation, is uncertain as to whether additional coverage is required, Developer shall advise Owner. Owner may elect to hire an independent insurance consultant to analyze the risks, and to recommend appropriate coverage. Developer shall acquire and maintain all policies requested in writing by Owner, subject to availability. Such additional policies shall include Owner as an insured or additional insured, as appropriate, and provide for the same protection against cancellation, non-renewal and material change as is provided with respect to the other coverages required hereunder.

          8.3 Cost of Insurance. All insurance required to be maintained hereunder (except coverage provided by subcontractors and professionals and as required to be maintained by Developer pursuant to Section 12(B)) shall be considered a Project Cost.

          8.4 Evidence of Insurance. Prior to commencement of construction, each party shall provide to the other such evidence of insurance as the other party may reasonably require. owner shall require copies of all liability or all risk course of construction coverage on which it is an insured or additional insured, as well as a certificate of insurance for the policies Developer is to provide, and signed copies of the policy endorsements to each naming owner as an additional insured and including the thirty (30 ) day notice of cancellation provision as required. Proof of insurance may be required as a condition of payments to be made hereunder to Developer and to contractors, subcontractors and professionals providing service and/or material for the Project.

          8.5 Subrogation. Both parties waive all rights of subrogation. of the insurers under all policies of insurance now or hereafter in force during the term of this Agreement and any extensions or renewals thereof with respect to the Project and/or the development activities thereon.

          8.6 Quality of Insurers. All insurance policies required hereunder shall be placed with insurance companies acceptable to Owner. Such carriers shall have a Best's rating of not less than B+ VII.

          Section 9. Division Of Management Responsibilities.

          9.1 Management. Developer shall be responsible for performance of all of the work required and management of the activities to be performed in order to achieve the goals and objectives of the Business Plan. Developer's managerial prerogatives shall be limited by the following:

                (A) Weissberg As CEO Of Owner. So long as
Weissberg is the Chief Executive Officer of Owner and owner is a wholly owned subsidiary of Homestead Financial Corporation, all "Major Decisions" made by Developer with respect to the activities to be undertaken in connection with performance of the Business Plan shall be subject to Weissberg's prior approval. For purposes hereof, the term "Major Decision" shall mean (i) determination of lot layout; (ii) determinations concerning the nature and extent of on- and off-site improvements; (iii) choice of major subcontractors; (iv) approval of budgets; (v) approval of financing terms; (vi) approval of phasing and construction schedules in conformity with the Business Plan; (vii) approval of marketing programs and sales personnel, (viii) setting sales prices for completed residences; and (ix) determinations to suspend or reduce the pace of development in light of market conditions. Additionally, Weissberg shall have the right to unilaterally suspend or reduce the pace of development in light of market conditions. Developer shall confer with Weissberg and include in the foregoing enumeration of Major Decisions any other matter or decision that Weissberg determines in his good faith discretion should be added to the list as important to his participation in determining matters that affect achievement of the Business Plan.

                (B) Weissberg No Longer CEO Of Owner. If Section 9.1(A) does not apply (i.e., if Weissberg is no longer CEO of owner or in control of its business), then so long as Developer is performing within the terms of the Business Plan as the same may be amended from time to time, Developer shall have the right to make all decisions and shall be responsible for performance of all of the steps to be performed in the day-to-day management and operation of the activities contemplated in the Business Plan.

               (C) Evans No Longer CEO Of Developer. If Mr. Britt Evans is no longer CEO of Developer or in control of its business and Mr. Weissberg is still the CEO of Owner and in control of Owner's business, then, notwithstanding Section 6.5(B), Owner shall have the unilateral right to initiate and adopt changes in the Business Plan by written notices to Developer that are necessary or desirable in Owner's sole judgment to respond to changes in economic circumstances or conditions.

               (D) Notice Of Upcoming Events. Developer shall use its best efforts to provide Owner or Owner's representative with notice of events that may be or become important to achievement of the Business Plan such as (by way of example but not by way of limitation) (i) public hearings to consider project development and/or subdivision plans; (ii) bid openings; (iii) meetings with primary lenders; and (iv) meetings with marketing representatives.

          Section 10. Developer's Compensation. As consideration for its services performed hereunder, Owner shall pay to Developer the following compensation, subject to the adjustments hereinafter stated:

          10.1 Share of Gross Sales Revenues. Owner shall pay to Developer three percent (3%) of the gross proceeds from sales of the Homes ("Management Fee"), which shall be a Project Cost. During the first eighteen (18) months of the development of the Project, Owner shall pay to Developer a non-refundable advance against the Management Fee in an amount of up to Fifty Thousand Dollars ($50,000) per month for each month during said initial eighteen (18) month period, such payment to be made to the extent that the portion of the Management Fee generated as a percentage of gross proceeds during said month is less than Fifty Thousand Dollars ($50,000). Notwithstanding anything to the contrary herein, if Developer abandons the Property or its responsibilities hereunder during the first eighteen (18) months of the term of this agreement, the advance referred to herein shall stop. Any such amounts so paid by Owner shall be treated as capital only for purposes of computing the Preferential Return to owner pursuant to Section 10.4. To the extent that the cumulative total Management Fee paid to Developer, plus advances by Owner, exceed three percent (3%) of gross sales revenue, then (i) such excess shall not be treated as a Project Cost, and (ii) the excess shall be reduced in the following manner:

      (a) By a reduction in the Net Profits Share to the extent of such excess (i.e. One Dollar ($1.00) of excess is extinguished by a reduction of Net Profits Share of one Dollar
($1.00)); or

     (b) By repaying owner from the Management Fee on Homes built and sold in the Project, commencing with one hundred fifty first Home and continuing thereafter. Each dollar taken from the Management Fee to repay the advance shall extinguish One Dollar ($1.00) of such excess; or

     (c)  By a combination of (a) and (b) above, as applicable.

          10.2 Net Profits Share. In addition to the Management Fee set forth in Section 10.1, Owner shall pay to Developer a sum equal to thirty percent (30%) of the net profits generated by the Project (said amount being referred to as the Net Profits Share herein). As used herein, the term "net profits" shall mean the gross proceeds from sales of the Homes reduced by all costs of the Homes (including, but not limited to, land costs, development costs, marketing costs and financing costs). The Net Profits Share shall be paid to Developer on a pro rata basis after owner has recovered its total capital investment and its preferred return pursuant to Section 10.4, with a reasonable reserve retained by Owner as a portion of the Net Profits Share otherwise due Developer from each Home sale to cover the likelihood of a negative adjustment of Net Profits Share as described in Section
10.3. Such reserve may be as low as zero if experience has shown that the final preapproved construction cost budgets have been accurate. Any such excess reserve so created shall be disbursed to Developer immediately after completion of the final accounting for the Project.

          10.3 Adjustments to Compensation. Net Profits Share at the end of the build-out and sale of the Property shall be decreased by the net amount (if any) that actual construction expenses for the entire Project exceed the cumulative total of all final preapproved construction cost budgets for the entire Project (i.e., to the extent that all construction cost overruns exceed all construction cost savings, Net Profits Share shall be reduced), excluding from such computation any excess caused by Force Majeure events or Owner's default. Net Profits Share at the end of the build-out and sale of the Property shall be increased by fifty (50%) of the net amount, if any that the cumulative total of all final preapproved construction cost budgets for the entire Project exceed the actual construction expenses for the entire Project (i.e., if all construction cost savings exceed all construction cost overruns, Net Profits Share shall be increased by fifty (50%) of such excess). Preapproved construction cost budgets shall include direct construction cost contingency and warranty expense accounts.

          10.4 Preferential Return to Owner. Owner shall receive, and the Project shall be charged with an amount equal to twelve percent (12%) of the cumulative total of all capital invested in or expended on the Property and Project by owner (not including earnings retained in the Project funds) in connection with the acquisition, financing and development of the Project, commencing with the time the expenditure is made and terminating upon reimbursement of such amount. The payment to Owner shall be in the nature of interest on the outstanding balance of the Owner's total unreimbursed costs and shall be subtracted from gross proceeds as a Project cost prior to determination of Net Profits Share for each phase of the Project. Owner shall notify Developer from time to time (no less often than every sixty (60) days) of the amounts that owner has advanced and for which it will be claiming a preferential return under this Section 10.4.

          Section 11. Bank Accounts: Segregation And
Disbursement. To assure segregation of funds and to facilitate reporting, Owner and Developer shall each establish such bank account or accounts as may be required to serve as depositaries for the activities to be conducted hereunder, including such separate accounts as may be required for trust funds, deposits and building loan disbursements. Fund requisitions to owner for payment of capital contributions required to be paid pursuant to the Business Plan shall be submitted on a monthly basis not later than the tenth (10th) day of each calendar month, each such requisition to be submitted together with such backup information and material as is customary and usual in the industry or as reasonably requested by Owner to establish the propriety and proper application of the amount so requisitioned so as to insure lien free completion of the related improvements. owner shall make disbursement to Developer in accordance with its instructions within fifteen (15) days thereafter, withholding disbursement only of such items or amounts as may be disputed or for which Owner requires additional information in good faith as well as all holdbacks authorized in subcontractor agreements. Developer shall establish such internal controls as shall be prudent and proper to safeguard and assure the proper application of funds so disbursed.

          Section 12. Developer's Internal Expenses. Developer shall be responsible for paying from its own funds:

               (A)  The salaries of Evans, Finch, an office
supervisor and all payroll taxes, payroll costs and benefits;

               (B) Developer's office rent, maintenance and utility costs and insurance with respect to Developer's own operation as opposed to insurance for the activities being undertaken on the Property;

               (C)  Developer's employee travel and
entertainment; and

                (D) Legal and accounting services for Developer and with respect to the activities being performed by Developer for the Project including, but without limitation, maintenance of the books and records and preparation of the reports required to be provided in Section 6.6. Notwithstanding the foregoing, however, the cost of any outside review and/or audit shall be a Project expense and not an expense to be paid by Developer.

          Section 13. Matters Subject to Owner Pre-approval. In addition to all other references herein to Owner's right of preapproval, the following matters shall be subject to owner's prior written approval to be given or withheld in owner's absolute discretion. owner shall conduct its review expeditiously in each case, provided that Developer has submitted all relevant materials and information to Owner in a timely manner. Owner may condition its approval on the approval of any lender extending a Project Loan.

          13.1 Budgets. Development budgets for each phase of the Project, and any amendments thereto;

          13.2 Applications. Any applications or amendments to be submitted to any governmental authorities in connection with obtaining development entitlements for the Project. Developer shall provide owner with adequate advance notice of all public hearings involving the Project so that Owner may attend if it so desires. Developer shall provide owner with copies of all governmental findings, permits and reports affecting the Property, and copies of all significant documents such as soils reports and engineering reports;

          13.3 Plans. All Plans, drawings and specifications pertaining to the Project, and any material changes thereto;

          13.4  Project Professionals. The selection of
professionals to perform services in connection with the Project, including attorneys, architects, engineers, accountants, and consultants;

          13.5  Subcontractors And Major Suppliers. The
selection of subcontractors and suppliers to provide services, labor, or materials for the Project;

          13.6 Contracts. Contracts to be entered into with subcontractors and suppliers;

          13.7 Disbursement Requisitions. Disbursements for project expenses; and

          13.8 Marketing Plan. Marketing and sales plans for sale of the Homes, including all promotional materials, all pricing schedules, and all forms to be used in documenting sales, including purchase agreements, escrow instructions, deeds, and Declarations of Covenants, Conditions and Restrictions.

          Section 14. Prohibition Against Change in ownership and Control of Developer. Britt Evans shall own not less than sixty-six and two thirds percent (66 2/3%) of Developer at execution of this agreement. Without the prior written approval of owner in its sole discretion, there shall be no significant change (as hereinafter defined) in the ownership and control of Developer, including the degree of relative control of the owners of Developer, by any method or means. So long as Section 9.1(A) applies, any change shall be a significant change. Thereafter, a cumulative change (including transfers between Owners) of more than twenty-five percent (25%) in the ownership or control of Developer or any of its respective Owners shall be deemed a "significant change."

          Section 15. Assignment by Owner. Owner shall have the right to assign not more than an aggregate of forty nine and 9/100 percent (49.9%) of its interest hereunder without the prior written consent of Developer; provided, however, that no such assignment may occur except under conditions where owner retains de facto and de jure control of all matters and rights reserved to Owner hereunder. Any assignment by Owner of a larger portion of its interest hereunder shall be subject to and require the prior written consent of Developer, which said consent shall not be unreasonably withheld or delayed; provided, however, that Developer shall have the right to withhold its consent to any such proposed transfer or assignment on the grounds that the assignee lacks sufficient background or experience to commit to the terms of this Business Plan.

          Section 16. Indemnification During Construction. Developer shall indemnify and hold Owner harmless from and against all liability, loss, damage, costs or expenses (including but not limited to reasonable attorneys fees), arising from or as a result of the death of any person or any accident, injury, loss or damage caused to any person or to the property of any person that occurs on or adjacent to the Property and that is directly or indirectly caused by the construction of the Project or by any act or omission of Developer, its subcontractors, agents, employees or independent contractors. Developer shall not be responsible for (and such indemnity shall not apply to) any loss due solely to the gross negligence or wilful misconduct on the part of Owner or its agents, employees or independent contractors. For purposes of this subsection only, Developer shall not be deemed to be an agent of owner.

          Section 17. Rights of Access to Project and Books and Records. Owner and its employees, agents and representatives shall at all times have access to all areas of the Project. Owner agrees that such access shall not unreasonably interfere with authorized construction and other development activities in the Project. Owner and its employees, agents and representatives shall at all reasonable times and on reasonable notice have access to all documents, books and records, including, but not limited to, books of account in the possession or control of Developer, and on reasonable advance notice to Developer, Owner may remove such documents, books and records for copying. All such entry and inspection shall be at Owner's sole risk and expense.

          Section 18. Employment Matters. Developer will not discriminate against any employee or applicant for employment because of race, color, creed, religion, sex, marital status, age, handicap, ancestry or national origin. Developer shall at all times comply with all applicable employment and labor laws, rules, regulations, and administrative orders.

          Section 19. Environmental Laws. Developer shall be responsible for complying with all federal, state, and local laws, rules, regulations, rulings, ordinances and orders relating to environmental matters and hazardous materials, including storage, handling, transportation, disposal, marking, warnings, notices, and other requirements; provided, however, that Developer shall be relieved of such responsibility in any case where failure to comply is attributable to Owner's acts, withholding of consent or other refusal to authorize appropriate action.

          Section 20. Liens and Encumbrances. Developer shall not allow title to the Property to be encumbered by any mortgage, deed of trust, encumbrance, or lien not authorized by this Agreement or the Business Plan, subject to the right of reasonable contest with respect to mechanics' and/or materialmen's lien claims. If a prohibited encumbrance is placed on title to the Property due to an act or omission of Developer and has not been removed or resolved within a reasonable period of time, Developer shall cause such encumbrance to be removed prior to judgement in any action commenced thereon, at Developer's sole expense.

          Section 21. Authorized Persons. The persons authorized and empowered to act on behalf of Owner and Developer in making decisions and giving consents hereunder shall be as follows: (A) for Developer: Britt Evans; and (B) for Owner: Lawrence
Weissberg.

          Section 22. Representations and Warranties.

          22.1  Developer's Representations And Warranties.
Developer represents and warrants as follows:

               (A) Developer is a California corporation in good standing with all governmental authorities having jurisdiction over its business and activities. Within thirty (30) days after execution hereof by Owner, Developer shall have all licenses and permits required to conduct its business and to perform its obligations under the Project Documents, including a California general contractor's license and a California real estate broker's license.

               (B) All of the information provided by Developer relating to Developer's credit, work history, and other material information regarding Developer's qualifications to be retained as Developer hereunder is true and correct.

               (C) Developer's execution of this Agreement and the other Project Documents and Developer's performance of its obligations hereunder and thereunder has been duly authorized by all necessary corporate and partnership action, and will not violate any agreement, law, rule, regulation, decision, or order by which Developer may be bound or affected. The person(s) executing this Agreement on behalf of Developer have been duly authorized to execute and deliver this Agreement on behalf of Developer. This Agreement constitutes a legally valid and binding obligation of Developer enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the rights of creditors generally.

               (D)  Developer and its owners are not in
violation of any order or decree of any court of competent jurisdiction, and there are no pending or threatened judicial or administrative proceedings which, if determined adversely to the interests of Developer or its respective owners, could materially affect Developer's ability to perform its obligations under the Project Documents.

               (E) Developer has reviewed the soils and seismic reports, toxicity report and other engineering studies pertaining to the Property, has examined the Property itself, has reviewed the current and previous use of the Property and the adjacent land, and has considered the applicable land use, zoning and subdivision approvals. Based on such reviews, Developer has concluded that, to the best of its knowledge and belief, the Project can be built in accordance with the Business Plan.

               (F) Developer has or will obtain by the time needed, all licenses, permits and authorizations required by all governmental agencies having jurisdiction over the Property or the Project or otherwise required to perform the activities of Developer is required to perform pursuant to the terms of this Agreement.

               (G)  The plans, specifications, drawings and
other Project Documents, when prepared, will be sufficient to enable Developer and all subcontractors to construct the improvements described in the Business Plan for the price and within the time period set forth therein. Developer will use its best efforts to see that the improvements to be built in accordance with such plans, specifications and drawings will comply with all applicable laws, building codes and regulations.

               (H) Developer shall indemnify and hold Owner harmless from and against any claim, loss, or expense that owner may realize resulting from a breach of the foregoing representations and warranties.

          22.2 Owner's Representations And warranties. Owner represents and warrants as follows:

               (A) Owner is a California corporation in good standing with all governmental authorities having jurisdiction over its business and activities, and has all licenses and permits required to conduct its business and to perform its obligations under the Project Documents.

               (B) owner's execution of this Agreement and the other Project Documents and Owner's performance of its obligations hereunder and thereunder has been duly authorized by all necessary corporate and partnership action, and will not violate any agreement, law, rule, regulation, decision, or order by which Owner may be bound or affected. Owner has the financial and legal ability to perform all of the obligations on its part to be performed hereunder (including, without limitation, control over title to the Property) and all conditions precedent to such performance have duly and properly fulfilled. The person(s) executing this Agreement on behalf of owner have been duly authorized to execute and deliver this Agreement on behalf of Owner. This Agreement constitutes a legally valid and binding obligation of owner enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and similar laws affecting the rights of creditors generally.

               (C) To the best of Owner's knowledge, Owner and its owners are not in violation of any order or decree of any court of competent jurisdiction, and there are no pending or threatened judicial or administrative proceedings which, if determined adversely to the interests of owner or its owners, could materially affect Owner's ability to perform its obligations under the Project Documents. This Agreement constitutes a legally valid and binding obligation of owner, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and similar laws-affecting the rights of creditors generally.

               (D) Owner shall indemnify and hold Developer harmless from and against any claim, loss, or expense that Developer may realize resulting from a breach of the foregoing representations and warranties.

          Section 23. Events of Default; Remedies.

          23.1 Default by Developer. The occurrence of any of the following shall be deemed an event of default by Developer under this Agreement:

               (A) The occurrence of an event of default by Developer under any of the other Project Documents, which said default is not cured within the time permitted by the relevant document.

               (B)  Developer or any of its owners files a
voluntary petition in bankruptcy, is adjudicated bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee with respect to any substantial part of his assets, or a receiver or trustee is appointed or an attachment or execution is levied with respect to any substantial part of the assets of Developer or any of its owners, and the appointment is not vacated or the attachment or execution is not released within 60 days.

               (C) Development of the Project does not proceed in substantial accordance with the Business Plan due to a cause or event within Developer's control.

               (D) Developer commits any other material breach of this Agreement.

          23.2 Owner's Remedies on Default of Developer. Upon the occurrence of an event of default by Developer that is not cured during any applicable grace period, Owner shall have the right to such relief as may be available to it at law or in equity, subject to the requirements of section 25 with respect to arbitration.

          23.3 Default By Owner And Remedies Of Developer. If Owner fails to perform any obligation on its part to be performed hereunder, such failure continuing after notice and expiration of any applicable grace period, Developer shall have the right to such relief as may be available to it at law or in equity, subject to the requirements of Section 25 with respect to arbitration.

          23.4 Status of Developer's Compensation Upon Termination. In any case where this Agreement is terminated, Developer shall be entitled to receive a payment as compensation for its Net Profits Share determined as if the Property had been sold on the termination date for fair market value, said determination of Net Profits Share to be made as provided in
Section 25.2(A), subject to any remedies of owner pursuant to
Section 23.2.

          Section 24. Nature of Relationship. The relationship between Owner and Developer with respect to the Project shall be that of property owner and independent contractor. None of the Project Documents or the services provided by Developer shall be deemed to create a relationship of employer and employee, a partnership, joint venture or other arrangement. Owner acknowledges that the principals of Developer have been employees and officers of owner and/or its affiliates and that said principals have had involvement with the Property and prospective development thereof during the course of their employment. Nothing herein contained and no act of Developer undertaken pursuant to the terms hereof shall be deemed to be a breach of fiduciary duty or usurpation of corporate or other opportunity by reason of such prior employment, Owner having acted to enter into this Agreement and the other Project Documents with full knowledge of said principals' prior employment and contacts with the Property.

          Section 25. General Provisions.

          25.1 Arbitration.

               (A)  Any dispute between the parties concerning
(i) any action taken hereunder, (ii) any proposed action to be taken hereunder, (iii) any claim that the provisions hereof have not been performed, (iv) any attempt to obtain a declaration of rights hereunder or any interpretation of the provisions hereof,
(v) any claim for damages between the parties by reason of the breach hereof, or (vi) any claim that this agreement should be terminated for breach shall be resolved by arbitration. Such arbitration shall be final and binding between the parties, and the order of the arbitrator may be enforced in the manner provided for enforcement of a judgment of a court of law pursuant to the applicable provisions of the California Code of Civil Procedure. The arbitration shall be conducted in accordance with the procedures set forth in Section 25.1(B) through (G) below.

               (B) Any party who has a claim (the "Demanding Party") hereunder to be resolved through arbitration shall state the claim (the "Claim") in writing. The Claim shall include (i) the item or matter in dispute, (ii) the Demanding Party's position, and (iii) a specific statement of the exact relief the Demanding Party requests.

               (C)  The parties shall meet and confer in an
attempt to resolve the matter raised by the Claim. If they are unable to reach a resolution within thirty (30) days after the date of the Claim, then within ten (10) days thereafter, the Demanding Party shall either (i) restate its Claim, (ii) amend the Claim, or (iii) withdraw the Claim. Failure on the part of the Demanding Party to withdraw or amend the Claim in writing shall constitute a restatement thereof.

               (D)  If the Claim is not withdrawn within the ten
(10) day period provided for in Section 25.1(C) above, the other party (the "Responding Party") shall, within fifteen (15) days after expiration of the ten (10) day period provided for in
Section 25.1(C) above, prepare a response to the Claim (the "Response") specifying specifically (i) the Responding Party's position on the Claim, and (ii) the exact relief the Responding Party requests.

               (E) The matter or matters in dispute shall be submitted to the arbitrator on the basis of the issues as framed by the Claim (as the same may have been amended pursuant to Section 25.1(C) above) and the Response. The arbitrator shall be a person from the San Francisco East Bay Area with at least five
(5) years experience and professional qualifications in the subject matter in dispute under the Claim and Response such as, for example, civil engineering if the matter in dispute concerns subdivision improvement matters, and financing if the matter in dispute concerns that subject. If the parties are unable to agree on a single person to serve as arbitrator for the resolution of the dispute within thirty (30) days after the date of the Response, then either party shall have the right to apply for the appointment of a duly qualified person to act as arbitrator to the Presiding Judge of the Superior Court of the County of Alameda, State of California, and neither party shall have any right to object to the qualifications of said Judge to make such appointment. If the arbitrator resigns or refused to serve, then a new arbitrator shall be appointed as herein provided.

               (F) As soon as convenient after appointment, the arbitrator shall meet with the parties to hear evidence and argument on their claim or Response. The arbitrator shall not be bound by the Rules of Evidence in the conduct of such proceeding although the arbitrator shall take account of said rules in considering the weight of the evidence. To the extent applicable, the decision of the arbitrator shall conform to law and the arbitrator shall be entitled to retain an independent attorney to advise him as to such questions of law that may arise during the proceeding. In making a decision, the sole function of the arbitrator shall be to determine whether (i) the relief requested in the Claim, or (ii) the relief requested in the Response is the more appropriate relief to be given in connection with the matter in dispute, and the arbitrator shall have no right to fashion an independent or different result.

               (G) Each party shall pay one-half (1/2) of the fees and costs of the arbitrator and all of its own costs and attorneys' fees in connection with the arbitration.

               (H) The arbitrator shall have no right to award costs or attorneys, fees to either party unless the arbitrator determines that the Claim or the Response is based on a position totally lacking in merit or that was asserted for purposes solely of delay, in which case the arbitrator shall have the right to award costs and attorneys' fees to the Prevailing Party.

      25.2     Developer's Profit Interest On Sale; Right Of
First Opoortunity And Right Of First Refusal.

               (A) Preservation Of Developer's Profit Interest on Sale. No portion of the Property may be sold as a bulk sale of undeveloped or partially developed property without Developer's prior written consent, unless (i) at least eighteen (18) months from the effective date of this Agreement has passed, and (ii) development has been suspended for a period of not less than one
(1) year. If all or a portion of the Property is so sold, the proceeds of the sale shall be applied in the following order: (i) discharge of indebtedness secured by encumbrances against the interest so sold; (ii) return of owner's equity, plus an amount equal to the excess Management Fee paid to Developer and not previously reduced in accordance with Section 10.1; (iii) payment to Owner of its preferential return pursuant to Section 10.4, plus the preferential return computed on the excess Management Fee; and (iv) any remainder to be paid seventy percent (70%) to Owner and thirty percent (30%) to Developer. It is the intention of the parties that this Section outlines a division of sales proceeds that is different than that which would occur if Homes were built and sold. If this Section applies, Developer shall have no further obligation to reduce or extinguish any excess Management Fee previously paid to it nor is its Net Profits Share subject to adjustment as described in Section 10.3.

               (B)  Right Of First opportunity. If Owner
determines to sell all or a portion of the Property prior to completion of the activities contemplated in the Business Plan, whether development is proceeding in accordance with the Business Plan or not, and if Developer is not then in default, Owner shall provide to Developer all information concerning the proposed sale including the desired price and terms thereof. Developer shall have sixty (60) days thereafter within which to agree to purchase the interest that owner proposes to offer (the "Offered Interest") upon such price and terms (reduced by the amount of a real estate brokerage commission that Owner would pay in a sale to a third party) or such other price and terms as owner and Developer may agree.

               (C) Right Of First Refusal. If Developer and Owner are unable to agree on a price and terms for the Offered Interest pursuant to Section 25.2(A) above, then owner shall have the right to sell the Offered Interest to any third person without any further obligation to Developer thereafter so long as the price and terms on which such sale is made are less favorable to Owner by no greater than five percent (5%) of the price and terms that were offered by Owner to Developer. If the price or terms are less favorable to Owner by an amount equal to five percent (5%) or greater, however, and if Developer is not then in default, Owner shall so notify Developer in writing specifying the price and terms upon which the interest is being so offered. For a period of fifteen (15) days thereafter, Developer shall have the preemptive right to purchase the Offered Interest on said revised price and terms (reduced by the amount of any real estate brokerage commission that owner will be required to pay in any sale to a third party). Owner's notice to Developer constitutes a binding and irrevocable offer that may be accepted within such time period. If Developer fails to give notice of such purchase within said fifteen (15) day period, then the Offered Interest may be sold by Owner on terms no less favorable to owner than those offered to Developer. If the Offered Interest is not so sold thereafter, however, then the right of first refusal provided for herein shall again reapply to any subsequent proposal to sell the Offered Interest or any part thereof.

          25.3 Notices. Any notices or demands given or made under this Agreement or the other Project Documents shall be deemed given or made when written, signed, and either personally delivered or two (2) days after deposited in the U.S. mail, postage prepaid, addressed to the parties as indicated below, or to such other address as the parties may request by notice given in the foregoing manner:

If to Owner:                       If to Developer:
Lawrence Weissberg, CEO            Mr. Britt Evans, CEO
H.F. Properties, Ltd., Inc.        Westco Marina, Inc.
650 California Street, Suite 1440  15225 Wicks Blvd.
San Francisco, CA 94108            San Leandro, CA 94577

          25.4 Amendment; waiver. This Agreement may only be modified by a written agreement signed by Owner and Developer. No waiver of any right under this Agreement shall be valid unless made in writing and signed by the party waiving the right.

          25.5 Conflicting Terms. In case of any conflict between the terms of this Agreement and the terms of any other
Project Document, the terms of this Agreement shall control.

          25.6 Entire Agreement. This Agreement and the other Project Documents shall constitute the entire agreement of the parties with respect to the Project, and shall supersede all prior and contemporaneous agreements with respect thereto. No promises, representations or warranties not expressly set forth herein or in the other Project Documents shall be deemed valid, binding, or enforceable.

          25.7 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect to the extent that the same can be carried out in a manner consistent with the intent of the parties.

          25.8 Attorneys' Fees. Should any suit be instituted in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party the prevailing party's court costs and attorneys' fees incurred in connection with such litigation.

          25.9 Interpretation. Owner and Developer have participated equally in the drafting of this Agreement and the other Project Documents based on the advice of their independent counsel, and that Civil Code Section 1654 shall not apply to this Agreement.

          26. Board Of Directors Approval. Notwithstanding anything to the contrary herein contained, owner's execution hereof shall be subject to ratification and approval by the Board of Directors of Homestead Financial Corporation. owner shall diligently seek such approval. If the Board does not so approve execution hereof by owner within fourteen (14) calendar days from the date hereof, by duly adopted resolution, then this Agreement shall terminate and all obligations of the parties hereto shall be null and void.

          IN WITNESS WHEREOF, owner and Developer have set forth their signatures below as of the date first written above.


OWNER

H.F. PROPERTIES,, LTD., a
California corporation
    /s/ Lawrence Weissberg
By: Lawrence Weissberg
Its: President



DEVELOPER

WESTCO MARINA, INC., a
California Corporation
    /s/ Britt Evans
By: Britt Evans
Its: President




               AMENDMENT TO DEVELOPMENT AGREEMENT

THIS AMENDMENT TO DEVELOPMENT AGREEMENT is made as of
November 15, 1991 by and between H.F.PROPERTIES, LTD., a California corporation ("Owner")and WESTCO MARINA,INC.,a California corporation ("Developer").

                            Recitals

     A. Owner and Developer have entered into that certain
Development Agreement dated November 15, 1991 (the "Development
Agreement").

     B. Owner and Developer wish to amend the terms of the Development Agreement to more accurately reflect their understanding of the terms thereof.

     NOW THEREFORE, in consideration of their mutual covenants and promises, the parties agree as follows:

     1. Section 24 of the Development Agreement shall be amended to read as follows:

     Section 24. Nature of Relationship. The relationship between Owner and Developer with respect to the project shall be that of property owner and independent contractor. None of the Project Documents or the services provided by Developer shall be deemed to create a relationship of employer and employee, a partnership, joint venture or other arrangement. Owner and Developer agree that this contract provides Developer with a conditional expectancy interest in the rents, issues and profits of the Property. Owner acknowledges that the principals of Developer have been employees and officers of owner and/or its affiliates and that said principals have had involvement with the property and prospective development thereof during the course of their employment. Nothing herein contained and no act of Developer undertaken pursuant to the terms hereof shall be deemed to be a breach of fiduciary duty or usurpation of corporate or other opportunity by reason of such prior employment, owner having acted to enter into this Agreement and the other Project Documents with full knowledge of said principals' prior employment and contacts with the Property.

          2.   Except as amended hereby, the Development
Agreement shall remain in full force and effect as originally executed.

EXECUTED AS OF THE YEAR AND DATE FIRST WRITTEN ABOVE.

H.F. PROPERTIES, INC.                    WESTCO MARINA, INC.
a California corporation                 a California corporation
    /s/ Lawrence Weissberg                  /s/  Britt Evans
By: Lawrence Weissberg                   By:Britt Evans
Its: President                           Its:President




            SECOND AMENDMENT TO DEVELOPMENT AGREEMENT

THIS AMENDMENT TO DEVELOPMENT AGREEMENT is made as of November 30, 1992, by and between H.F. PROPERTIES, LTD., a California corporation ("Owner"), and WESTCO MARINA, INC., a California corporation ("Developer").

                            RECITALS

     A. Owner and Developer have previously entered into that
certain Development Agreement dated November 15, 1991, previously amended once as of November 15, 1991, (the "Development Agreement")
 .

     B. Owner and Developer wish to amend the terms of the Development Agreement so as to alter the manner in which both construction cost savings and construction cost overruns affect the computation of Developer compensation.

     C. Owner and Developer intend that upon the effectiveness of this amendment, Developer shall not be specially penalized for construction cost overruns or be specially rewarded for construction cost savings.

     NOW THEREFORE, in consideration of their mutual covenants and promises, the parties agree as follows:

     1. Section 10.2 of the Development Agreement is hereby revised to provide as follows:

        1110.2 Net Profits Share. In addition to the Management Fee set forth in Section 10.1, Owner shall pay to Developer a sum equal to thirty percent (30%) of the net profits generated by the Project (said amount being referred to as the Net Profits Share herein). As used herein, the term 'net profits' shall mean the gross proceeds from sales of the Homes reduced by all costs of the Homes (including, but not limited to, land costs, development costs, marketing costs and financing costs). The Net Profits Share shall be paid to Developer on a pro ratax basis after Owner has recovered its total doapital investment and its preferred return pursuant to
Section 14.4.11'.

     2. The language of Section 10.3 of the Development Agreement is hereby deleted and in its place shall be substituted the following words: "Intentionally omitted."

     3. Except as set forth above, the Development Agreement as previously amended shall remain in full force and effect.

EXECUTED AS OF THE YEAR AND DATE FIRST WRITTEN ABOVE.


H.F. PROPERTIES                     WESTCO MARINA, INC.
a California Corporation            a California corporation
   /s/ Lawrence Weissberg               /s/ Britt Evans
By:Lawrence Weissberg               By: Britt Evans
Its: President                      Its: President